UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

December 31, 2009
Date of Report (Date of earliest event reported)

LocatePLUS Holdings Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-49957	04-3332304
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Cummings Center
Suite 235M
Beverly, MA		01915
(Address of principal executive offices)		(Zip Code)

(978) 921-2727
(Registrant’s telephone number, including area code)

Not Applicable
(Former name, former address, and former fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
     (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
     (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Amendment of Certificate

On December 29, 2009 the Company had received the consent of a majority of the shareholders of record  to amend its Certificate of Incorporation, and on December 31, 2009 it had amended the Certificate of Incorporation  to permit an increase in  the number of authorized shares by adding 1,000,000 shares of Preferred Stock to the already authorized 50,000,000 shares of Common Stock.

Restructuring of Major Indebtedness

On December 31, 2009 the Corporation issued 72,000 shares of its Series A Preferred Stock to a major creditor, Dutchess Private Equities Fund, Ltd. (“Dutchess”) in exchange for $1,817,828 of indebtedness held by Dutchess plus a Warrant to purchase up to 1,125,000 shares of the Company’s Common Stock.

The 72,000 shares of new Series A Preferred Stock issued to Dutchess have a par value of $1.00 per share and a $25 liquidation preference. They are restricted as to resale. They pay a dividend of 1% per annum of the par value per share in cash or in Series A Preferred Stock. Holders will have a vote on any matters affecting the Series A Preferred Stock. The shares are convertible at any time into the Company’s Common Stock at 41.66 shares of Common Stock per share of Preferred Stock (fully converted, 3,001,680 shares of Common Stock). The Company can force conversion of Preferred Stock not to exceed 4.99% of total Common Stock outstanding if the 10-day moving average closing price per share of the Company’s Common Stock shall exceed $.50 per share. Holders also have a right to “put” their shares to the Company at $25.00 per share, not to exceed in the aggregate for any calendar quarter:  $15,000 through the last 6 months of 2010, $25,000 through the last quarter of 2011 and $35,000 per quarter thereafter.

Item 9.01 Financial Statements, Pro Forma Financial Information, and Exhibits

(c) Exhibits:

Exhibit Number                                                             Description

99.2A2                Certificate of Amendment of the Second and Restated Certificate of Incorporation
 -                                              Press Release announcing debt restructuring

LOCATEPLUS HOLDINGS CORPORATION

S I G N A T U R E S

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LocatePLUS Holdings Corporation

By: /s/ Geoffrey Lee
Geoffrey Lee
Interim President and CEO

Date: December 31, 2009